MBS New Transaction
Free Writing Prospectus
$[289,188,000] (approximate)
Merrill Lynch Alternative Note Asset Trust,
Series 2007-AF1 (Stack II)
Mortgage Pass-Through Certificates
Adjustable Rate Residential Mortgage Loans
Merrill Lynch Mortgage Lending, Inc.
Seller/Sponsor
Wells Fargo Bank, N.A.
Master Servicer and Securities Administrator
Countrywide Home Loans Servicing LP
Servicer
May [9], 2007

IMPORTANT NOTICES
The depositor has filed a registration statement (including a prospectus) with the SEC (File no. 333-140436) for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.
This Free Writing Prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.
The information in this Free Writing Prospectus is preliminary and is subject to completion or change.
The information in this Free Writing Prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any inconsistent information contained in any prior similar free writing prospectus relating to these securities.
Numerous assumptions were used in preparing the Free Writing Prospectus which may or may not be stated therein. The Free Writing Prospectus should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.
Any yields or weighted average lives shown in the Free Writing Prospectus are based on prepayment assumptions and actual prepayment experience may dramatically affect such yields or weighted average lives. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates assumed in the Free Writing Prospectus. Furthermore, unless otherwise provided, the Free Writing Prospectus assumes no losses on the underlying assets and no interest shortfall. The specific characteristics of the securities may differ from those shown in the Free Writing Prospectus due to differences between the actual underlying assets and the hypothetical assets used in preparing the Free Writing Prospectus.
This communication shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities discussed in this Free Writing Prospectus in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Please be advised that asset-backed securities may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayments, yield curve and interest rate risk. Investors should fully consider the risk of an investment in these securities.

Penalty Months

			% of Aggregate		Non-Zero	Average	Weighted
		Aggregate	Principal Balance	Weighted	Weighted	Principal	Average	Percent	Percent
	Number of	Principal Balance	Outstanding as of	Average	Average	Balance	Original	Full	Interest
Penalty Months	Mortgage Loans	Outstanding ($)	the Cut-off Date	Coupon (%)	Credit Score	Outstanding ($)	LTV (%)	Documentation	Only
0	302	175,855,546.24	59.53	6.572	715	582,303	72.38	7.29	88.58
6	2	1,056,000.00	0.36	7.036	654	528,000	73.25	41.29	100
12	82	50,608,882.89	17.13	6.404	710	617,181	73.22	3.61	94.17
24	10	2,484,518.64	0.84	7.249	691	248,452	79.81	0	40
36	90	50,912,094.19	17.24	6.92	700	565,690	74.1	3.03	88.4
60	20	14,476,342.76	4.9	6.181	731	723,817	70.06	3.69	90.48
Total:	506	295,393,384.72	100	6.591	712	583,781	72.77	5.81	89.23